FOR IMMEDIATE RELEASE:
Friday, November 14, 2003

               COMMERCE BANCSHARES, INC. FILES QUARTERLY REPORT ON
                         FORM 10-Q WITH UPDATED RESULTS

         In conjunction with the filing today of its Quarterly Report on Form
10-Q for the quarter ended September 30, 2003, the Company announced that, as a result of its review of its estimated annual effective tax rate, the Quarterly
Report reflects an increase in net income and earnings per share from the amounts previously reported for the three month and nine month periods ended
September 30, 2003 in its earnings release dated October 9, 2003. Income before taxes for those periods is unchanged. However, a reduction of $4.0 million in income tax expense was recorded, resulting in an increase in net income for the periods. The increase in net income results in an increase in earnings per share of $.06 for those periods. For a more detailed discussion of these matters, please refer to the Company's Quarterly Report on Form 10-Q as of September 30,
2003, which is on file with the SEC at www.sec.gov and may be found under the
"Investor Relations" section of the Company's web site at www.commercebank.com.

         Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

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                       For additional information, contact
                          Jeffery Aberdeen, Controller
                        at PO Box 13686, Kansas City, MO
                        or by telephone at (816) 234-2081
                      Web Site: http://www.commercebank.com
                         Email: mymoney@commercebank.com